Exhibit 99.1

Alliant Energy
4902 North Biltmore Lane
P.O. Box 77007
Madison, WI 53707-1007
www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Rob Crain (608) 458-4469
Investor Relations:	Jamie Freeman (608) 458-3274

ALLIANT ENERGY ANNOUNCES 2008 RESULTS, AFFIRMS 2009 GUIDANCE

MADISON, Wis. – February 5, 2009 – Alliant Energy Corporation (NYSE: LNT) today announced income and earnings per share (EPS) from continuing operations for 2008 of $280 million and $2.54, respectively. A summary of Alliant Energy’s 2008 results compared to 2007 results is as follows (net income in millions):

	2008		2007

Earnings from continuing operations:	Net Income	EPS	Net Income	EPS

Utility (excl. IPL’s electric transmission assets gain) (a)	$241.3	$2.19	$262.4	$2.33
Non-regulated	29.3	0.27	34.7	0.31
Parent (primarily interest income and taxes)	9.4	0.08	4.9	0.04

Total excl. IPL’s electric transmission assets gain	280.0	2.54	302.0	2.68
Gain on sale of IPL’s electric transmission assets (a)	--	--	122.7	1.09

Total earnings from continuing operations	280.0	2.54	424.7	3.77
Income from discontinued operations	8.0	0.07	0.6	0.01

Net income	$288.0	$2.61	$425.3	$3.78

(a) Total income from continuing operations for the utility business in 2008 and 2007 was $241.3 million and $385.1 million, or $2.19 and $3.42 per share, respectively.

Excluding the 2007 gain on Interstate Power and Light Company’s (IPL’s) electric transmission assets, utility EPS decreased 6 percent in 2008. The largest driver of decreased 2008 utility results was the historic flooding in June that resulted in significant disruptions to operations in Cedar Rapids, Iowa, which is Alliant Energy’s largest load center and home to two of its generating stations. The total incremental impact of lost sales, clean up and restoration costs, and facility impairments reduced earnings by approximately $0.23 per share, net of insurance proceeds. Other negative earnings factors in 2008 included the previously expected impacts of the sale of IPL’s electric transmission assets and lower sales resulting from unfavorable economic conditions. These items were partially offset by a number of items, including lower purchased power capacity costs, a lower effective income tax rate, and increased allowance for funds used during construction on capital deployed to wind generation projects.

Reduced earnings from Alliant Energy’s non-regulated businesses were the result of a reversal of capital loss deferred tax asset valuation allowances in 2007 and lower earnings from a short-term purchased power agreement associated with the Neenah Energy Facility (NEF). NEF is expected to be sold from the non-regulated business to Wisconsin Power and Light Company (WPL) in June 2009. These items were partially offset by increased earnings at RMT as a result of their engineering and construction activities on wind farm projects across the United States.

Higher earnings at Alliant Energy’s parent company reflect increased interest income on the cash and short-term investments resulting from the proceeds from the sale of IPL’s electric transmission assets.

Additional details of 2008 full year and fourth quarter earnings from continuing operations are available in the financial and operating statistical table section at the end of this release.

“2008 presented a host of challenges to our company including historic flooding and an economy in a recession,” said Bill Harvey, Alliant Energy Chairman, President, and CEO. “Despite these obstacles our employees remained committed to delivering strong reliability for our customers and solid results for our shareowners. 2008 was also a pivotal year in the execution of our strategic plan. With significant progress made on our wind, energy efficiency, and environmental control projects we have placed our company on the path to a greener future.”

2009 Earnings Guidance

Alliant Energy is affirming its earnings per share guidance for 2009, originally issued on December 18, 2008, as follows:

Utility business	$1.95 - $2.25
Non-regulated businesses	0.23 - 0.27
Parent company	(0.04) - 0.00
Alliant Energy	$2.18 - $2.48

The guidance does not include the impact of certain non-cash valuation adjustments that Alliant Energy may incur, the impact of any future adjustments made to Alliant Energy's deferred tax asset valuation allowances, or the impacts of any cumulative effects of changes in accounting principles.

Drivers for Alliant Energy’s earnings estimates include, but are not limited to:

•	Normal weather conditions in its utility service territory
•	Ability to recover future purchased power, fuel and fuel-related costs through rates in a timely manner
•	State of economy in its utility service territory and resulting implications on sales, including the impact of the current recession
•	Ability of IPL and WPL to recover their operating costs and deferred expenditures, and to earn a reasonable rate of return in future rate proceedings
•	Continuing cost controls and operational efficiencies
•	Execution of IPL’s and WPL’s generation build-out and environmental expenditure plans
•	Ability to utilize tax capital losses generated to-date, and those that may be generated in the future, before they expire
•	RMT sales forecast and project execution as planned

Projected Capital Expenditures

Alliant Energy is affirming its anticipated capital expenditures for 2009 through 2011, originally issued on December 18, 2008, as follows (in millions):

	2009	2010	2011

Utility business:(a)
Generation – new facilities:
IPL Coal – Sutherland #4	$205	$455	$285
IPL Wind – Whispering Willow East	250	10	--
WPL Wind – Bent Tree	165	285	--
WPL Wind – Other	20	90	135

Subtotal	640	840	420
Environmental	135	240	390
Advanced metering infrastructure	55	75	25
Other utility capital expenditures	465	380	380

Total utility business	1,295	1,535	1,215
Non-regulated businesses	15	10	10

Alliant Energy	$1,310	$1,545	$1,225

(a) Cost estimates represent IPL’s or WPL’s estimated portion of total escalated construction and acquisition expenditures in millions of dollars and exclude AFUDC, if applicable.

Earnings Conference Call

A conference call to review the 2008 results is scheduled for Thursday, February 5th at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer Bill Harvey and Vice President, Chief Financial Officer and Treasurer Patricia Kampling will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-221-9591 (United States or Canada) or 913-312-1434 (International), passcode 8244179. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. A replay of the call will be available through February 12, 2009, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 8244179. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company and Wisconsin Power and Light Company – and of Alliant Energy Resources, LLC, the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with subsidiaries serving approximately 1 million electric and 400,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company's primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the Company's Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expect” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by the following factors, among others:

•	federal and state regulatory or governmental actions, including the impact of energy-related and tax legislation and regulatory agency orders;
•

IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, capital expenditures and deferred expenditures, the earning of reasonable rates of return and the payment of expected levels of dividends;

•

Alliant Energy Resources, LLC’s (Resources) ability to successfully defend against, and any liabilities arising out of, the alleged default by Resources under the Indenture related to the Exchangeable Senior Notes (PHONES) due 2030;

•	Alliant Energy’s ability to successfully defend against, and any liabilities arising out of, the purported shareowner demand made to the Board of Directors stemming from the PHONES litigation;
•

Alliant Energy’s ability to successfully defend against, and any liabilities arising out of, the alleged violation of the Employee Retirement Income Security Act of 1974 by the cash balance pension plan;

•	current or future litigation, regulatory investigations, proceedings or inquiries;
•

developments that adversely impact the ability to implement strategic plans including unanticipated issues in connection with construction of IPL’s and WPL’s new generating facilities and WPL’s potential purchases of the Riverside Energy Center and NEF;

•

issues related to the availability of generating facilities and the supply and delivery of fuel and purchased electricity and price thereof, including the ability to recover and retain purchased power, fuel and fuel-related costs through rates in a timely manner;

•	the impact fuel and fuel-related prices and other economic conditions may have on IPL’s and WPL’s customers’ demand for utility services;
•	IPL’s and WPL’s ability to collect unpaid utility bills, in particular as a result of the current recession;
•

issues associated with environmental remediation efforts and with environmental compliance generally including changing environmental laws and regulations and the ability to recover through rates all environmental compliance costs;

•	potential impacts of any future laws or regulations regarding global climate change or carbon emissions reductions;
•	weather effects on results of operations;
•	financial impacts of hedging strategies, including the impact of weather hedges on earnings;
•	unplanned outages at generating facilities and risks related to recovery of incremental costs through rates;
•

impacts that storms or natural disasters in IPL’s and WPL’s service territories may have on IPL’s and WPL’s operations, including uncertainties associated with efforts to remediate the effects of the June 2008 Midwest flooding, reimbursement of storm-related costs covered by insurance, anticipated amount of operating and maintenance expenses, levels of steam margins, and insurance and regulatory recoveries, rate relief for costs associated with restoration and impacts of the flooding on the economic conditions of the affected service territories;

•	economic and political conditions in IPL’s and WPL’s service territories;
•	the growth rate of ethanol and biodiesel production in IPL’s and WPL’s service territories;
•	Alliant Energy’s ability to sustain its dividend payout ratio goal;
•	any material post-closing adjustments related to any of their past asset divestitures;
•	employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages;
•	continued access to the capital markets under competitive terms and rates;
•	access to technological developments;
•

issues related to electric transmission, including operating in the Midwest Independent Transmission System Operator (MISO) energy and ancillary services markets, the impacts of potential future billing adjustments from MISO and recovery of costs incurred;

•	inflation and interest rates;
•	the impact of necessary accruals for the terms of incentive compensation plans;
•	the effect of accounting pronouncements issued periodically by standard-setting bodies;
•	the ability to continue cost controls and operational efficiencies;
•	the ability to utilize tax capital losses generated to date, and those that may be generated in the future, before they expire;
•	the direct or indirect effects resulting from terrorist incidents or responses to such incidents;
•	the ability to successfully complete ongoing tax audits and appeals with no material impact on earnings and cash flows.

Without limitation, the expectations with respect to 2009 Earnings Guidance and Projected Capital Expenditures in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION

FULL YEAR EARNINGS SUMMARY

A summary of Alliant Energy’s 2008 and 2007 earnings is as follows (net income in millions):

	2008		2007

Earnings from continuing operations:	Net Income	EPS	Net Income	EPS

Utility (excl. IPL’s electric transmission assets gain) (a)	$241.3	$2.19	$262.4	$2.33
Non-regulated	29.3	0.27	34.7	0.31
Parent (primarily interest income and taxes)	9.4	0.08	4.9	0.04

Total excl. IPL’s electric transmission assets gain	280.0	2.54	302.0	2.68
Gain on sale of IPL’s electric transmission assets (a)	--	--	122.7	1.09

Total earnings from continuing operations	280.0	2.54	424.7	3.77
Income from discontinued operations	8.0	0.07	0.6	0.01

Net income	$288.0	$2.61	$425.3	$3.78

(a) Total income from continuing operations for the utility business in 2008 and 2007 was $241.3 million and $385.1 million, or $2.19 and $3.42 per share, respectively.

Additional details regarding EPS from continuing operations for 2008 and 2007 are as follows:

	2008	2007	Variance
Utility operations (excl. IPL’s electric transmission assets gain):
Electric margins:
Lower purchased power capacity costs at WPL			$0.11
Midwest flooding impacts at IPL (electric service disruption and leasing costs for
standby generating units)	(0.08)	--	(0.08)
Retail fuel-related impacts at WPL	0.02	0.08	(0.06)
Net impact of weather and weather hedges	(0.03)	0.02	(0.05)
Unbilled revenue estimate adjustments in Q2	0.02	(0.03)	0.05
Other (primarily lower industrial sales at WPL)			(0.01)
Gas margins:
Net impact of weather and weather hedges	0.04	(0.02)	0.06
Other (primarily decrease in weather-normalized sales)			(0.05)
Other revenues:
Higher steam revenues at IPL (offset by increased fuel costs)			0.10
Other (primarily higher third-party commodity sales)			0.06
Operating expenses:
Net impact from IPL’s 2007 electric transmission assets sale			(0.21)
Midwest flooding costs in 2008 at IPL, net of estimated insurance recoveries	(0.15)	--	(0.15)
Higher steam production fuel costs at IPL (offset by higher steam revenues)			(0.11)
Incentive-related compensation costs	(0.04)	(0.14)	0.10
Pension and other postretirement benefit costs	(0.06)	(0.14)	0.08
Higher electric transmission service expenses at WPL			(0.06)
Other (incl. higher planned generation outage costs at IPL, higher health care
costs, higher bad debt expenses, and higher third-party commodity sales costs)			(0.11)
Allowance for funds used during construction (primarily due to wind projects)			0.09
Interest expense (primarily due to new debt issuances in Q4 2008)			(0.05)
Changes in effective income tax rate:
Income tax audit settlements and known adjustments for future audits	0.11	0.04	0.07
Other			0.03
Accretive effect of fewer shares outstanding			0.04
Other (primarily higher earnings from American Transmission Co. LLC investment)			0.01
Total utility operations (excl. IPL’s electric transmission assets gain)	2.19	2.33	(0.14)
Non-regulated operations:
Reversal of capital loss deferred tax asset valuation allowances	--	0.06	(0.06)
RMT (including WindConnect®)	0.12	0.08	0.04
Non-regulated Generation	0.09	0.12	(0.03)
Transportation	0.07	0.07	--
Other (primarily interest and taxes)	(0.01)	(0.02)	0.01
Total non-regulated operations	0.27	0.31	(0.04)
Parent company (primarily interest income and taxes)	0.08	0.04	0.04
Total excl. IPL’s electric transmission assets gain	2.54	2.68	(0.14)
Gain on sale of IPL’s electric transmission assets	--	1.09	(1.09)
Earnings per share from continuing operations	$2.54	$3.77	($1.23)

ALLIANT ENERGY CORPORATION

FOURTH QUARTER EARNINGS SUMMARY

A summary of Alliant Energy’s fourth quarter earnings is as follows (net income in millions):

	2008		2007

Earnings (loss) from continuing operations:	Net Income	EPS	Net Income	EPS

Utility (excl. IPL’s electric transmission assets gain) (a)	$48.3	$0.44	$58.8	$0.54
Non-regulated	1.2	0.01	16.9	0.15
Parent (interest income and taxes)	1.5	0.01	(0.1)	--

Total excl. IPL’s electric transmission assets gain	51.0	0.46	75.6	0.69
Gain on sale of IPL’s electric transmission assets (a)	--	--	122.7	1.11

Total earnings from continuing operations	51.0	0.46	198.3	1.80
Loss from discontinued operations	(0.4)	--	(5.1)	(0.05)

Net income	$50.6	$0.46	$193.2	$1.75

(a) Total income from continuing operations for the utility business in the fourth quarter of 2008 and 2007 was $48.3 million and $181.5 million, or $0.44 and $1.65 per share, respectively.

Additional details regarding Alliant Energy’s fourth quarter EPS from continuing operations for 2008 and 2007 are as follows:

	2008	2007	Variance
Utility operations (excl. IPL’s electric transmission assets gain):
Electric margins			$0.04
Gas margins			(0.01)
Other revenues:
Higher steam revenues at IPL (offset by increased fuel costs)			0.04
Other (primarily higher third-party commodity sales)			0.04
Operating expenses:
Midwest flooding costs in 2008 at IPL, net of estimated insurance recoveries	(0.05)	--	(0.05)
Net impact from IPL’s 2007 electric transmission assets sale			(0.05)
Higher steam production fuel costs at IPL (offset by higher steam revenues)			(0.04)
Other (including higher planned generation outage costs at IPL, higher health care costs, higher bad debt expenses, and higher third–party
commodity sales costs)			(0.10)
Allowance for funds used during construction (primarily due to wind projects)			0.04
Interest expense (primarily due to new debt issuances in Q4 2008)			(0.03)
Changes in effective income tax rate			0.03
Other			(0.01)

Total utility operations (excl. IPL’s electric transmission assets gain)	0.44	0.54	(0.10)

Non-regulated operations:
Reversal of capital loss deferred tax asset valuation allowances	--	0.06	(0.06)
RMT (including WindConnect®)	--	0.03	(0.03)
Non-regulated Generation	0.01	0.02	(0.01)
Transportation	0.02	0.02	--
Other (primarily interest and taxes)	(0.02)	0.02	(0.04)
Total non-regulated operations	0.01	0.15	(0.14)

Parent company (primarily interest income and taxes)	0.01	--	0.01

Total excl. IPL’s electric transmission assets gain	0.46	0.69	(0.23)

Gain on sale of IPL’s electric transmission assets	--	1.11	(1.11)

Earnings per share from continuing operations	$0.46	$1.80	($1.34)

ALLIANT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

	(dollars in millions, except per share amounts)
Operating revenues:
Utility:
Electric	$552.9	$558.3	$2,411.3	$2,410.8
Gas	207.3	191.6	710.4	630.2
Other	37.8	22.1	102.1	71.7
Non-regulated	84.0	99.4	457.9	324.9

	882.0	871.4	3,681.7	3,437.6

Operating expenses:
Utility:
Electric production fuel and purchased power	252.5	266.1	1,128.8	1,121.7
Electric transmission service	42.9	24.3	182.2	92.8
Cost of gas sold	153.8	136.6	519.6	441.1
Other operation and maintenance	177.8	143.4	620.4	595.4
Non-regulated operation and maintenance	78.6	85.6	397.4	270.9
Depreciation and amortization	60.7	65.4	241.9	262.7
Taxes other than income taxes	24.7	27.1	102.8	108.7

	791.0	748.5	3,193.1	2,893.3

Gain on sale of IPL’s electric transmission assets	--	218.8	--	218.8

Operating income	91.0	341.7	488.6	763.1

Interest expense and other:
Interest expense	35.8	30.4	125.8	116.7
Equity income from unconsolidated investments, net	(8.9)	(7.6)	(33.2)	(29.3)
Allowance for funds used during construction	(8.9)	(2.3)	(24.7)	(7.8)
Preferred dividend requirements of subsidiaries	4.7	4.7	18.7	18.7
Interest income and other	(4.1)	(2.7)	(18.2)	(15.7)

	18.6	22.5	68.4	82.6

Income from cont. operations before income taxes	72.4	319.2	420.2	680.5

Income taxes	21.4	120.9	140.2	255.8

Income from continuing operations	51.0	198.3	280.0	424.7

Income (loss) from discont. operations, net of tax	(0.4)	(5.1)	8.0	0.6

Net income	$50.6	$193.2	$288.0	$425.3

Weighted average number of common shares
outstanding (basic) (000s)	110,184	110,058	110,170	112,284

Earnings per weighted average common share (basic):
Income from continuing operations	$0.46	$1.81	$2.54	$3.78
Income (loss) from discontinued operations	--	(0.05)	0.07	0.01

Net income	$0.46	$1.76	$2.61	$3.79

Weighted average number of common shares
outstanding (diluted) (000s)	110,292	110,249	110,308	112,521

Earnings per weighted average common share (diluted):
Income from continuing operations	$0.46	$1.80	$2.54	$3.77
Income (loss) from discontinued operations	--	(0.05)	0.07	0.01

Net income	$0.46	$1.75	$2.61	$3.78

Dividends declared per common share	$0.35	$0.3175	$1.40	$1.27

ALLIANT ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
ASSETS	2008	2007

	(in millions)
Property, plant and equipment:
Utility:
Electric plant in service	$6,018.8	$5,633.7
Gas plant in service	761.6	726.3
Other plant in service	481.0	466.8
Accumulated depreciation (accum. depr.)	(2,766.2)	(2,692.5)

Net plant	4,495.2	4,134.3
Construction work in progress:
Whispering Willow - East Wind Farm	189.4	--
Other	294.2	195.4
Other, less accum. depr.	22.4	4.6

Total utility	5,001.2	4,334.3

Non-regulated and other:
Non-regulated Generation, less accum. depr.	230.1	240.5
Other non-regulated investments, less accum. depr.	70.6	66.1
Alliant Energy Corporate Services, Inc. and other, less accum. depr.	51.6	39.0

Total non-regulated and other	352.3	345.6

	5,353.5	4,679.9

Current assets:
Cash and cash equivalents	346.9	745.6
Accounts receivable:
Customer, less allowance for doubtful accounts	233.9	154.7
Unbilled utility revenues	186.2	151.6
Other, less allowance for doubtful accounts	97.8	40.6
Income tax refunds receivable	67.7	13.5
Production fuel, at weighted average cost	111.7	92.2
Materials and supplies, at weighted average cost	55.8	45.6
Gas stored underground, at weighted average cost	75.0	70.5
Regulatory assets	101.6	58.5
Derivative assets	18.1	34.1
Other	110.1	65.4

	1,404.8	1,472.3

Investments:
Investment in American Transmission Company LLC	195.1	172.2
Other	60.9	65.7

	256.0	237.9

Other assets:
Regulatory assets	933.1	491.7
Deferred charges and other	254.1	307.9

	1,187.2	799.6

Total assets	$8,201.5	$7,189.7

ALLIANT ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,	December 31,
CAPITALIZATION AND LIABILITIES	2008	2007

	(in millions, except per
	share and share amounts)
Capitalization:
Common stock - $0.01 par value - authorized 240,000,000 shares;
outstanding 110,449,099 and 110,359,314 shares	$1.1	$1.1
Additional paid-in capital	1,494.9	1,483.4
Retained earnings	1,336.2	1,205.2
Accumulated other comprehensive income (loss)	(1.4)	0.2
Shares in deferred compensation trust – 238,241 and 294,196
shares at a weighted average cost of $30.79 and $29.65
per share	(7.3)	(8.7)

Total common equity	2,823.5	2,681.2

Cumulative preferred stock of subsidiaries, net	243.8	243.8
Long-term debt, net (excluding current portion)	1,748.3	1,404.5

	4,815.6	4,329.5

Current liabilities:
Current maturities of long-term debt	136.4	140.1
Commercial paper	86.1	81.8
Other short-term borrowings	--	29.5
Accounts payable	425.1	346.7
Regulatory liabilities	101.9	86.5
Accrued taxes	52.5	74.7
Derivative liabilities	78.6	24.3
Other	157.6	153.4

	1,038.2	937.0

Other long-term liabilities and deferred credits:
Deferred income taxes	971.2	822.9
Regulatory liabilities	637.9	656.4
Pension and other benefit obligations	513.9	206.4
Other	222.6	233.6

	2,345.6	1,919.3

Minority interest	2.1	3.9

Total capitalization and liabilities	$8,201.5	$7,189.7

ALLIANT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007

	(in millions)
Cash flows from operating activities:
Net income	$288.0	$425.3
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	241.9	262.7
Other amortizations	44.5	47.3
Deferred tax expense and investment tax credits	73.5	99.7
Equity income from unconsolidated investments, net	(33.2)	(29.3)
Distributions from equity method investments	27.8	21.8
Gains on dispositions of assets, net	(0.5)	(236.9)
Non-cash valuation charges	12.5	2.4
Other	(13.1)	1.7
Other changes in assets and liabilities:
Accounts receivable	(99.6)	30.0
Sale of accounts receivable	(75.0)	(25.0)
Income tax refunds receivable	(54.2)	3.2
Production fuel	(19.5)	(19.0)
Gas stored underground	(4.5)	(6.6)
Prepaid gas costs	(16.8)	(0.9)
Prepaid pension costs	65.5	(43.0)
Current deferred tax assets	(25.8)	33.1
Regulatory assets	(507.6)	129.3
Derivative assets	8.4	(27.9)
Accounts payable	19.8	31.5
Regulatory liabilities	(11.1)	8.7
Accrued taxes	(22.0)	10.0
Derivative liabilities	77.2	(66.5)
Deferred income taxes	74.6	(41.6)
Pension and other benefit obligations	311.3	(0.9)
Other	(42.6)	(20.3)

Net cash flows from operating activities	319.5	588.8

Cash flows from (used) for investing activities:
Construction and acquisition expenditures:
Utility business	(842.4)	(516.0)
Alliant Energy Corporate Services, Inc. and non-regulated businesses	(36.6)	(26.0)
Proceeds from asset sales	12.9	900.8
Purchases of emission allowances	--	(23.9)
Other	--	(5.9)

Net cash flows from (used for) investing activities	(866.1)	329.0

Cash flows from (used for) financing activities:
Common stock dividends	(154.3)	(143.2)
Repurchase of common stock	(1.7)	(296.8)
Proceeds from issuance of common stock	1.3	34.1
Proceeds from issuance of long-term debt	500.0	300.0
Reductions in long-term debt	(154.3)	(273.2)
Net change in short-term borrowings	(25.2)	(67.5)
Other	(17.9)	8.4

Net cash flows from (used for) financing activities	147.9	(438.2)

Net increase (decrease) in cash and cash equivalents	(398.7)	479.6
Cash and cash equivalents at beginning of period	745.6	266.0

Cash and cash equivalents at end of period	$346.9	$745.6

KEY FINANCIAL STATISTICS
	Dec. 31, 2008	Dec. 31, 2007
Common shares outstanding (000s)	110,449	110,359
Book value per share	$25.56	$24.30
Quarterly common dividend rate per share	$0.35	$0.3175

KEY OPERATING STATISTICS
	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2008	2007	2008	2007

Utility electric sales (000s of MWh)
Residential	1,848	1,793	7,664	7,753
Commercial	1,543	1,557	6,181	6,222
Industrial	3,095	3,182	12,490	12,692

Retail subtotal	6,486	6,532	26,335	26,667
Sales for resale:
Wholesale	979	897	3,813	3,547
Bulk power and other	325	887	983	2,550
Other	39	41	164	167

Total	7,829	8,357	31,295	32,931

Utility retail electric customers (at Dec. 31)
Residential	840,644	840,122
Commercial	134,536	134,235
Industrial	2,934	2,964

Total	978,114	977,321

Utility gas sold and transported (000s of Dth)
Residential	9,899	8,901	30,630	28,137
Commercial	7,535	6,108	22,461	19,417
Industrial	2,094	1,474	5,558	4,694

Retail subtotal	19,528	16,483	58,649	52,248
Interdepartmental	129	511	1,373	2,591
Transportation / other	14,421	15,314	59,253	58,911

Total	34,078	32,308	119,275	113,750

Utility retail gas customers (at Dec. 31)
Residential	365,193	363,825
Commercial	45,413	45,374
Industrial	584	591

Total	411,190	409,790

Margin increases (decreases) from net impacts of weather (in millions) -
Electric margins -
Weather impacts on demand compared to
normal weather	$2	$3	($11)	$9
Gains (losses) from weather derivatives	(1)	(2)	5	(5)

Net weather impact	$1	$1	($6)	$4

Gas margins -
Weather impacts on demand compared to
normal weather	$3	$--	$12	$--
Losses from weather derivatives	(2)	(2)	(5)	(4)

Net weather impact	$1	($2)	$7	($4)

	Quarter Ended Dec. 31,			Year Ended Dec. 31,
	2008	2007	Normal	2008	2007	Normal

Cooling degree days (CDDs) (a)(b)
Cedar Rapids, Iowa (IPL)	7	32	12	583	846	779
Madison, Wisconsin (WPL)	4	38	7	538	781	642
Heating degree days (HDDs) (a)(b)
Cedar Rapids, Iowa (IPL)	2,778	2,569	2,521	7,636	6,815	6,732
Madison, Wisconsin (WPL)	2,811	2,532	2,571	7,714	6,935	7,095

(a) Alliant Energy entered into weather derivatives based on CDDs and HDDs to reduce potential volatility on its margins from the impacts of weather during the months of June through August and November through March, respectively.

(b) CDDs and HDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are estimated using a 20-year rolling average of historical CDDs and HDDs.